UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

IDT Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(1), and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IDT CORPORATION

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:30 a.m., local time, on Thursday, December 17, 2009

PLACE:	Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029

ITEMS OF BUSINESS:	1. To elect five directors, each for a term of one year.

2. To transact other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE:	You can vote if you were a stockholder of record on October 22, 2009.

PROXY VOTING:	You can vote either in person at the Annual Meeting or by proxy without attending the meeting. See details under the heading “How do I Vote?”

ANNUAL MEETING ADMISSION:	If you are a stockholder of record, a form of personal photo identification must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other written proof of ownership as of October 22, 2009 with you to the Annual Meeting, as well as a form of personal photo identification.

ANNUAL MEETING DIRECTIONS:	Directions to the Annual Meeting can be found at: http://www.hamptoninnandsuitesnewark.com/location.php

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE IDT CORPORATION STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 17, 2009: The Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report are available at:

http://www.idt.net/about/ir/overview.asp

BY ORDER OF THE BOARD OF DIRECTORS

Joyce Mason
Executive Vice President, General Counsel and Corporate Secretary

Newark, New Jersey

November 16, 2009

IDT CORPORATION

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished to the stockholders of record of IDT Corporation, a Delaware corporation (the “Company” or “IDT”) as of the close of business on October 22, 2009, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors”) of proxies for use in voting at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, December 17, 2009 at 10:30 a.m., local time, at the Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029. The shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock”), present at the Annual Meeting or represented by the proxies received by telephone, Internet or mail (properly marked, dated and executed) and not revoked will be voted at the Annual Meeting. This Proxy Statement is being mailed to the Company’s stockholders starting on November 17, 2009.

Solicitation and Voting Procedures

This solicitation of proxies is being made by the Company. The solicitation is being conducted by mail and by e-mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and any reimbursements paid to brokerage firms and others for their expenses incurred in forwarding the solicitation materials regarding the Annual Meeting to the beneficial owners of the Company’s Common Stock, Class A Common Stock and Class B Common Stock. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on Wednesday, October 22, 2009 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock, Class A Common Stock and Class B Common Stock entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had 35,707,094 shares issued, of which 22,691,005, the outstanding shares, are entitled to vote at the Annual Meeting, consisting of 3,811,254 shares of Common Stock, 3,272,326 shares of Class A Common Stock and 15,607,425 shares of Class B Common Stock. The remaining 13,016,089 shares issued, consisting of 5,430,241 shares of Common Stock and 7,585,848 shares of Class B Common Stock, are beneficially owned by the Company, and are not entitled to vote or to be counted as present at the Annual Meeting for purposes of determining whether a quorum is present. The shares of stock owned by the Company will not be deemed to be outstanding for determining whether a majority of the votes cast, or the majority of the outstanding shares of a class, if required, have voted in favor of any proposal.

Stockholders are entitled to one vote for each share of Common Stock held by them, three votes for each share of Class A Common Stock held by them and one-tenth of one vote for each share of Class B Common Stock held by them. The holders of Common Stock, Class A Common Stock and Class B Common Stock will vote as a single body on all matters presented to the stockholders.

How do I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting.

Beneficial holders of the Company’s Common Stock, Class A Common Stock and Class B Common Stock as of the Record Date whose stock is held of record by another party will receive voting instructions from their bank, broker or other holder of record. If a stockholder’s shares are held through a nominee and the stockholder wants to vote at the meeting, such stockholder must obtain a proxy from the nominee record holder authorizing you to vote at the Annual Meeting.

If you are a holder of record, you should have received a paper copy of our proxy materials and you may vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting: by telephone, on the Internet or by mail. To vote by phone, call the toll-free telephone number on the proxy card (1-800-PROXIES), and to vote by Internet, visit www.voteproxy.com. To vote by mail, mark, date and sign the enclosed proxy card and return it in the postage-paid envelope provided. Holders of record may also vote by attending the Annual Meeting and voting by ballot.

All shares for which a proxy has been duly executed and delivered (by telephone, Internet or mail) and not revoked will be voted at the Annual Meeting. If a stockholder of record signs and returns a proxy card but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone, or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Can I Change My Vote?

A stockholder of record can revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering to the Company (to the attention of Joyce J. Mason, Esq., Executive Vice President, General Counsel and Corporate Secretary) a written notice of revocation or by executing a later-dated proxy by telephone, Internet or mail, or by attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker, or nominee) to be able to vote at the Annual Meeting.

Quorum and Vote Required

The presence at the Annual Meeting of a majority of the voting power of the Company’s outstanding Common Stock, Class A Common Stock and Class B Common Stock (voting together), either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstention votes and any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

The affirmative vote of a majority of the voting power present at the Annual Meeting will be required for the approval of the election of directors (Proposal No. 1). Abstentions are not counted as votes “for” or “against” these proposals.

If a bank, broker, or other holder of record holds shares of the Company’s Common Stock, Class A Common Stock or Class B Common Stock on behalf of a beneficial owner, the record holder is permitted to vote such shares on the election of directors (Proposal No. 1), even if the record holder does not receive voting instructions from the beneficial holder after sending this Proxy to the beneficial holder.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote will be required for other matters that may properly come before the meeting.

Under New York Stock Exchange rules, without voting instructions from the beneficial owner, brokers may not vote shares on the approval of non-routine matters. In the absence of voting instructions from the beneficial owner, a broker non-vote will occur. In the event of a broker non-vote or an abstention with respect to any proposal coming before the Annual Meeting, the proxy will not be deemed to be present and entitled to vote on those proposals for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which a majority is calculated.

Stockholders Sharing the Same Address

We are sending only one copy of the Annual Report and Proxy Statement to stockholders of record who share the same last name and address, unless they have notified the Company that they want to continue to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printings and postage costs. However, if any stockholder residing at such address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact Joyce J. Mason, Esq., Corporate Secretary, IDT Corporation, 520 Broad Street, Newark, New Jersey 07102, or by phone at (973) 438-1000, and we will promptly forward to such stockholder a separate Annual Report or Proxy Statement. The above contact information may also be used by members of the same household currently receiving multiple copies of the Annual Report and Proxy Statement in order to request that only one set of materials be sent in the future.

References to Fiscal Years

The Company’s fiscal year ends on July 31 of each calendar year. Each reference to a Fiscal Year refers to the Fiscal Year ending in the calendar year indicated (e.g., Fiscal 2009 refers to the Fiscal Year ended July 31, 2009).

References to Company Shares

All references to the Company’s Common Stock, Class A Common Stock and Class B Common Stock and price per share amounts reflect the Company’s one-for-three reverse stock split, which became effective on February 24, 2009.

CORPORATE GOVERNANCE

Introduction

The Company has in place a comprehensive corporate governance framework that reflects the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and the corporate governance-related listing requirements of the New York Stock Exchange. Consistent with the Company’s commitment to strong corporate governance, the Company does not rely on the exceptions from the New York Stock Exchange’s corporate governance listing requirements available to it because it is a “controlled company,” except as described below with regard to (i) the composition of the Nominating Committee and (ii) the Company not having a single Nominating/Corporate Governance Committee.

In accordance with Sections 303A.09 and 303A.10 of the New York Stock Exchange Listed Company Manual, the Company has adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, the full texts of which are available for your review in the Governance section of our website at http:/ /www.idt.net/about/ir/overview.asp and which also are available in print to any stockholder upon written request to the Corporate Secretary.

The Company qualifies as a “controlled company” as defined in Section 303A of the New York Stock Exchange Listed Company Manual, because more than 50% of the voting power of the Company is controlled by one individual, Howard S. Jonas, who serves as Chief Executive Officer and Chairman of the Board of Directors. Notwithstanding that being a “controlled company” entitles the Company to exempt itself from the requirement that a majority of its directors be “independent” directors and that the Compensation Committee and Corporate Governance Committee be comprised entirely of “independent” directors, the Board of Directors has determined affirmatively that a majority of the members of the Board of Directors and the director nominees are “independent” in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual and that the Compensation Committee and the Corporate Governance Committee are in fact comprised entirely of “independent” directors. As a “controlled company,” the Company may, and has chosen to, exempt itself from the New York Stock Exchange requirement that it have a single Nominating/Corporate Governance Committee composed entirely of “independent” directors. As noted above, and discussed in greater detail below, the Board of Directors maintains a separate Corporate Governance Committee comprised entirely of “independent” directors, and a Nominating Committee comprised of the Chairman and Vice Chairman of the Board of Directors.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance Committees, must meet the independence requirements set forth therein. The full text of the Corporate Governance Guidelines, including the independence requirements, is available for your review in the Governance section of our website at http://www.idt.net/about/ir/overview.asp. For a director to be considered independent, the Board must determine that a director meets the Independent Director Qualification Standards set forth in the Corporate Governance Guidelines, which comply with the New York Stock Exchange definitions of “independent,” and is free from any material relationship with the Company and its executive officers. The Board of Directors considers all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation or significant financial interest. The Board of Directors uses the following Independent Director Qualification Standards in determining the “independence” of its directors:

1. During the past three years, the Company shall not have employed the director, or, except in a non-officer capacity, any of the director’s immediate family members;

2. During the past three years, the director shall not have received, and shall not have an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3. (a) The director shall not be a current partner or employee of a firm that is the Company’s internal or external auditor, (b) the director shall not have an immediate family member who is a current partner of such firm, (c) the director shall not have an immediate family member who is a current employee of such firm and personally works on the Company’s audit, and (d) neither the director nor any of his or her immediate family members shall have been, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

4. Neither the director, nor any of his or her immediate family members, shall be, or shall have been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation (or equivalent) committee; and

5. The director shall not be a current employee and shall not have an immediate family member who is a current executive officer of a company (excluding tax exempt organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three Fiscal Years, exceeds the greater of (a) $1 million or (b) two percent of the consolidated gross revenues of such other company. The Corporate Governance Committee will review the materiality of such relationship to tax exempt organizations to determine if such director qualifies as independent.

Based on the review and recommendation of the Corporate Governance Committee, the Board of Directors has determined that each of Lawrence E. Bathgate, Eric Cosentino, James R. Mellor and Judah Schorr is “independent” in accordance with the Corporate Governance Guidelines and, thus, that a majority of the current Board of Directors, a majority of the director nominees, and each member or nominee intended to become a member of the Audit, Compensation and Corporate Governance Committees is independent. None of these non-employee directors and director nominees had any relationships with the Company that the Corporate Governance Committee was required to consider when reviewing independence.

Director Selection Process

The Nominating Committee will consider director candidates recommended by the Company’s stockholders. Stockholders may recommend director candidates by contacting the Chairman of the Board as provided under the heading “Director Communications.” The Nominating Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming elections and actual or expected board vacancies. All candidates, including those recommended by stockholders, are evaluated on the same basis in light of the entirety of their credentials and the needs of the Board of Directors and the Company. Of particular importance is the candidate’s wisdom, integrity, ability to make independent analytical inquiries, understanding of the business environment in which the Company operates, as well as his or her potential contribution to the diversity of the Board of Directors and his or her willingness to devote adequate time to fulfill duties as a director.

Director Communications

Stockholders and other interested parties may communicate with: (i) the Board of Directors, by contacting the Chairman of the Board; (ii) the non-management directors, by contacting the Lead Independent Director; and (iii) the Audit, Compensation or Corporate Governance Committees of the Board of Directors, by contacting the Chairs of such committees. All communications should be in writing, should indicate in the address whether the communication is intended for the Lead Independent Director, the Chairman of the Board, or a Committee Chair, and should be directed care of IDT Corporation’s Corporate Secretary, Joyce J. Mason, Esq., Stockholder Communications, IDT Corporation, 520 Broad Street, Newark, New Jersey 07102.

The Corporate Secretary will relay correspondence (i) intended for the Board of Directors, to the Chairman of the Board, who will, in turn, relay such correspondence to the entire Board of Directors, (ii) intended for the non-management directors, to the Lead Independent Director, and (iii) intended for the Audit, Compensation, and Corporate Governance Committees, to the Chairs of such committees.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

•	Obscene materials;

•	Unsolicited marketing or advertising material or mass mailings;

•	Unsolicited newsletters, newspapers, magazines, books and publications;

•	Surveys and questionnaires;

•	Resumes and other forms of job inquiries;

•	Requests for business contacts or referrals;

•	Material that is threatening or illegal; or

•	Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in his or her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

•	Routine questions, service and product complaints and comments that can be appropriately addressed by management; and

•	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

The Board of Directors held 13 meetings in Fiscal 2009. In Fiscal 2009, each of the Company’s directors attended or participated in 75% or more of the aggregate of (i) the total number of regularly scheduled meetings of the Board of Directors held during the period in which each such director served as a director and (ii) the total number of regularly scheduled meetings held by all committees of the Board of Directors during the period in which each such director served on such committees.

Directors are encouraged to attend the Company’s annual meetings of stockholders, and the Company generally schedules a meeting of the Board of Directors on the same date and at the same place as the annual meeting of stockholders to encourage director attendance. All of the members constituting the Board of Directors at the time of the annual meeting of stockholders for Fiscal 2008 attended the 2008 annual meeting of stockholders.

Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that the non-management directors of the Company meet at regularly scheduled executive sessions without management. These executive sessions are held at every regularly scheduled meeting of the Board of Directors. James R. Mellor, a non-management director and the “Lead Independent Director,” serves as the presiding director of these executive sessions and has served in that capacity since August 23, 2007.

The Board of Directors has established an Audit Committee, a Nominating Committee, a Compensation Committee, and a Corporate Governance Committee.

The Audit Committee

The Audit Committee consists of James Mellor (Chairman), Eric Cosentino and Judah Schorr, and is responsible for, among other things, the appointment, compensation, removal and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and is also available in print to any stockholder upon request to the Corporate Secretary. The Audit Committee held 12 meetings during Fiscal 2009. The Board of Directors has determined that (i) all of the members of the Audit Committee are “independent” within the meaning of the Section 303A.07(b) and Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b) under the Securities Exchange Act of 1934, and (ii) that Mr. Mellor qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Nominating Committee

The Nominating Committee is responsible for overseeing nominations to the Board of Directors, including: (i) developing the criteria and qualifications for membership on the Board of Directors, (ii) recommending candidates to fill new or vacant positions on the Board of Directors, and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. A summary of new director qualifications can be found under the heading “Director Selection Process.” The Nominating Committee currently consists of Howard S. Jonas (Chairman) and James A. Courter, neither of whom is “independent” in accordance with Section 303A.04 of the New York Stock Exchange Listed Company Manual. The Company, as a “controlled company,” is exempt from such requirement pursuant to Section 303A.00 of the New York Stock Exchange Listed Company Manual. The Nominating Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Nominating Committee held one meeting in Fiscal 2009. Mr. Bathgate was recommended and approved for inclusion on our proxy card by the Nominating Committee.

The Compensation Committee

The Compensation Committee is responsible for, among other things, reviewing, evaluating and approving all compensation arrangements for the executive officers of the Company, evaluating the performance of executive officers, administrating the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, and, its predecessor, the 1996 Stock Option and Incentive Plan, as amended and restated, and recommending to the Board of Directors the compensation for Board members, such as retainers, committee and other fees, stock option, restricted stock and other stock awards, and other similar items as deemed appropriate. The Compensation Committee confers with the Company’s executive officers when making the above determinations. The Compensation Committee currently consists of Messrs. Mellor (Chairman), Cosentino and Schorr. The Compensation Committee held 16 meetings during Fiscal 2009. The Compensation Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

The Corporate Governance Committee

The Corporate Governance Committee is responsible for, among other things, reviewing and reporting to the Board of Directors on matters involving relationships among the Board of Directors, the stockholders and senior management. The Corporate Governance Committee (i) reviews the Corporate Governance Guidelines and other policies and governing documents of the Company and recommends revisions as appropriate, (ii) reviews any potential conflicts of interests of independent directors, (iii) reviews and monitors related person transactions and (iv) oversees the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee. The Corporate Governance Committee currently consists of Messrs. Cosentino (Chairman), Mellor and Schorr. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors has determined that all of the members of the Corporate Governance Committee are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above. The Corporate Governance Committee held five meetings in Fiscal 2009.

2009 COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Annual compensation for non-employee directors for Fiscal 2009 was comprised of equity compensation, consisting of awards of restricted Class B Common Stock, and cash compensation. Each of these components is described in more detail below.

Director Equity Grants

Pursuant to the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, each non-employee director of the Company will receive, on each January 5th (or the next business day thereafter), an automatic grant of 4,166 shares of Class B Common Stock. In addition, each non-employee director who serves as a member of one or more committees of the Board of Directors of the Company as of January 5th (or the next business day thereafter) will receive an additional annual automatic grant of 4,166 shares of Class B Common Stock (without duplicate grants for serving on multiple committees). A new director who becomes a member of the Board of Directors during the course of the calendar year receives an automatic grant on the date that he or she becomes a director in the amounts specified above, pro rated based on the calendar quarter of the year in which such person became a director. The restricted stock is granted on a going forward basis, before the director completes his or her service for the calendar year. All such grants of stock to non-employee directors are subject to certain terms and conditions described in the Company’s 2005 Stock Option and Incentive Plan, as amended and restated.

Director Board Retainers

Each non-employee director of the Company who attended at least 75% of the regularly scheduled meetings of the Board of Directors during a calendar year receives an annual cash retainer of $50,000. Such payment is made in January of the calendar year following attendance of at least 75% of the Board meetings during the preceding year, and is pro-rated for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable board meetings for such partial year. The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances.

Committee Fees

Non-employee directors who serve on committees of the Board of Directors receive the following annual fees: $25,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Corporate Governance Committee. Committee fees are paid quarterly to committee members who attend at least 75% of the meetings of each committee’s regularly scheduled meetings during a calendar quarter. The members of the Nominating Committee did not receive payment from the Company for their service on the committee during fiscal 2009, as the Nominating Committee is comprised of management directors.

Lead Independent Director and Audit Committee Financial Expert

In recognition of additional responsibilities, the person or persons serving as Lead Independent Director of the Board of Directors and the Audit Committee’s financial expert receive additional compensation for performing such services. Each of the Lead Independent Director annual retainer and the Audit Committee’s financial expert annual retainer was $62,500 per calendar year through December 2008. Commencing January 1, 2009, the annual retainer for each of the Lead Independent Director and the Audit Committee’s financial expert was increased to $125,000 per calendar year. Such payments are made in January of the calendar year following the prior year of service. All such annual retainers payable to the Lead Independent Director and the Audit Committee’s financial expert are pro rated for any partial years served in such positions. James Mellor has served as the Lead Independent Director and the Audit Committee’s financial expert since August 23, 2007.

2009 Director Compensation Table

The following table lists Fiscal 2009 compensation for any person who served as a non-employee director during Fiscal 2009. This table does not include compensation to James A. Courter and Howard S. Jonas, who serve as directors and are named executive officers, as they did not receive additional compensation for their service as directors.

Name	Dates of Board Service During Fiscal 2009	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	All Other Compensation ($)	Total ($)
Eric F. Cosentino	08/01/08 – 07/31/09	$100,000	(1)	$9,375	$—	$109,375
James R. Mellor	08/01/08 – 07/31/09	$297,918	(2)	$9,375	$—	$307,293
Judah Schorr	08/01/08 – 07/31/09	$100,000	(3)	$9,375	$—	$109,375

(1)	Consists of (a) $50,000, which represents the annual Board retainer earned in Fiscal 2009 and (b) $50,000, which represents committee fees earned for committee meetings and committee retainers during Fiscal 2009.
(2)	Consists of (a) $50,000, which represents the annual Board retainer earned in Fiscal 2009, (b) $98,959, which represents fees earned as Lead Independent Director during Fiscal 2009, (c) $98,959, which represents fees earned as Audit Committee Financial Expert during Fiscal 2009 and (b) $50,000, which represents committee fees earned for committee meetings and committee retainers during Fiscal 2009.
(3)	Consists of (a) $50,000, which represents the annual Board retainer earned in Fiscal 2009 and (b) $50,000, which represents committee fees earned for committee meetings and committee retainers during Fiscal 2009.
(4)	Represents the dollar amount recognized by the Company for financial statement reporting purposes and the grant date fair value calculated in accordance with FAS 123R.

Non-employee directors held the following shares of Class B Common Stock, and options to purchase shares of Class B Common Stock, as of July 31, 2009:

Name	Class B Common Stock	Options to Purchase Class B Common Stock
Eric F. Cosentino	3,910	0
James R. Mellor	13,958	13,332
Judah Schorr	13,958	0

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

On December 14, 2006, the Board of Directors adopted a Statement of Policy with respect to Related Person Transactions, which was administered by the Audit Committee until March 13, 2008, at which time the Board of Directors transferred such administration to the Corporate Governance Committee. This policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. Related Persons include directors, director nominees, executive officers, any beneficial holder of more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons. Under the Policy, the Company’s legal department will determine whether a transaction meets the requirements of a Related Person Transaction requiring review by the Corporate Governance Committee. Transactions that fall within this definition will be referred to the Corporate Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company and its stockholders. If the Company becomes aware of an existing Related Person Transaction that has not been approved under this Policy, the matter will be referred to the Corporate Governance Committee. The Corporate Governance Committee will evaluate all options available, including ratification, revision or termination of such transaction.

Transactions with Related Persons, Promoters and Certain Control Persons

All of the following Related Person Transactions were approved in accordance with the policy described above:

In Fiscal 2009, the Company billed $233,543 for connectivity and other services it provided to Jonas Media Group (f/k/a Jonas Publishing), which is owned by Howard S. Jonas, the Chairman of the Board of Directors. As of July 31, 2009, Jonas Media Group owed the Company $464,285, which was reduced by $190,485 in September 2009, leaving a balance due of $273,800.

There is a brother/sister relationship between Howard S. Jonas, Chairman and controlling stockholder, and Joyce J. Mason, Executive Vice President, General Counsel and Corporate Secretary. Howard Jonas’ total compensation in Fiscal 2009 was approximately $1.8 million. Joyce Mason’s total compensation in Fiscal 2009 was approximately $358,000.

Samuel Jonas, son of Howard Jonas and nephew of Joyce Mason, is the Company’s Vice President of Operations. His Fiscal 2009 total compensation was $166,528. Samuel Jonas’ current base salary was raised to $310,000 in September 2009.

Union Telecard Alliance, a subsidiary of the Company, leases space at 3220 Arlington Avenue, Bronx, NY. The property is owned by 3220 Arlington Suites, LLC, a company of which Howard Jonas and Samuel Jonas, Howard Jonas’ son and the Company’s Vice President of Operations, are members. The rental price for 3,304 square feet is $135,100 per year for a two-year lease and $66,080 in build out costs, each paid at the commencement of the lease.

In 2006, the Company, as managing member of 494 Broad, LLC, engaged Atlantic C&P, Inc., a company owned by Samuel Jonas, to build out and run a cafeteria on the property located at 494 Broad Street in Newark, New Jersey. Atlantic C&P paid $170,000 to build out the space, including the cost of equipment. On March 8, 2007, a Purchase and Sale Agreement was entered into for the property, pursuant to which the buyer required the removal of all of the improvements. Atlantic C&P, after removing the improvements, netted $20,000. In August 2009, the Company reimbursed Atlantic C&P its $150,000 loss for the build out.

Upon the consummation of the spin-off of CTM Media Holdings, Inc. on September 14, 2009, the Company and CTM Media Holdings, Inc. entered into a Services Agreement pursuant to which the Company will provide CTM Media Holdings, Inc. administrative, financial, regulatory and legal services, as well as employee-related benefits, for an annual fee of approximately $1.5 million. Howard Jonas is the controlling stockholder and Chairman of the Board of CTM Media Holdings, Inc.

Fiscal 2008 Related Person Transactions

All of the following Related Person Transactions were approved in accordance with the policy described above:

In Fiscal 2008, the Company billed $230,742 for connectivity and other services it provided to Jonas Media Group. As of July 31, 2008, Jonas Media Group owed the Company approximately $530,644, which was reduced by $299,902 in September 2008, leaving a balance due of $230,742.

There is a brother/sister relationship between Howard S. Jonas, Chairman and controlling stockholder, and Joyce J. Mason, Executive Vice President, General Counsel and Corporate Secretary. Howard Jonas’ total compensation in Fiscal 2008 was approximately $1.1 million. Joyce Mason’s total compensation in Fiscal 2008 was approximately $485,000.

James A. Courter, the Vice Chairman of the Company’s Board of Directors and former Chief Executive Officer, is a partner in the law firm of Courter, Kobert & Cohen, P.C., which has served as counsel to the Company since July 1996. The Company paid $344,867 to Courter, Kobert & Cohen, P.C. during Fiscal 2008. Mr. Courter did not receive any portion of the payments made by the Company to Courter, Kobert & Cohen, P.C.

The Company, through its former subsidiary, CTM Brochure Display, Inc. (“CTM”), distributes brochures for ETR Brochures, Inc., a brochure distribution firm controlled by Howard S. Jonas. ETR Brochures also distributes brochures for CTM. In Fiscal 2008, the Company (through CTM) billed ETR Brochures $34,659 for distribution services and ETR Brochures billed the Company $143,501 for distribution services. The net balance owed to the Company by ETR Brochures, Inc. was $7,532 as of July 31, 2008. CTM was spun off from the Company on September 14, 2009.

The Company obtains insurance policies from several insurance brokers. In Fiscal 2008, some of the policies were arranged through IGM Brokerage, a company affiliated with Jonathan Mason, the husband of Joyce J. Mason, the Executive Vice President, General Counsel and Corporate Secretary of the Company, and Irwin Jonas, the father of Joyce J. Mason and Howard S. Jonas. The aggregate premiums paid by the Company to IGM Brokerage with respect to those policies in Fiscal 2008 were approximately $1.5 million, of which IGM Brokerage received $80,000. In addition, the Company paid premiums of approximately $1.4 million in Fiscal 2008 to certain third party brokers that in turn paid $75,000 of the commissions with respect to these premiums to IGM Brokerage. Other policies were written by other brokers with no commission received or shared by the affiliated company.

Mikhail Leibov, a former Executive Vice President of Telecom Business Development of the Company, was a director and stockholder of Fabrix.TV Ltd. (“Fabrix”), an Israeli company developing a product for non-linear television, during the same period when the Company was a 54% stockholder of Fabrix. Mr. Leibov owned approximately 7% of Fabrix during Fiscal 2008 when the Company, through its subsidiary, closed an additional investment in Fabrix whereby, upon closing, the Company held 73% of the voting control over Fabrix and agreed to loan Fabrix approximately $3.1 million in three installments: (i) $1.6 million at closing, (ii) $1 million on July 1, 2008 conditioned upon Fabrix’s satisfaction of certain milestones, which were satisfied and (iii) $500,000 on October 1, 2008 conditioned upon Fabrix’s satisfaction of the milestones, which were satisfied. In addition to the foregoing, Mikhail Leibov’s son-in-law, Jeffrey Hendler, is an employee of IDT Corporation with annual compensation in Fiscal 2008 of approximately $517,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock (and Class A Common Stock, assuming conversion of all shares of Class A Common Stock into Common Stock) and Class B Common Stock, Common Stock of IDT Telecom, Inc. (and Class A Common Stock of IDT Telecom, assuming conversion of all shares of Class A Common Stock into Common Stock of IDT Telecom), a privately held subsidiary of the Company, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, Class A Common Stock, or the Class B Common Stock of the Company, (ii) each of the Company’s directors, director nominees, and the Named Executive Officers, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information is given as of October 22, 2009 and, in the case of percentage ownership information, is based on the following amount of outstanding shares: (i) 7,083,580 shares of Common Stock (assuming conversion of all 3,272,326 currently outstanding shares of Class A Common Stock into Common Stock for the percentage ownership information of Howard Jonas); (ii) 15,607,425 shares of Class B Common Stock; and (iii) 157,500 shares of Common Stock of IDT Telecom (assuming the conversion of all 150,000 shares of Class A Common Stock of IDT Telecom into Common Stock of IDT Telecom).

Name	Number of Shares of Common Stock		Percentage of Ownership of Common Stock	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Percentage of Aggregate Voting Power[d]	Number of Shares of Common Stock of IDT Telecom		Percentage of Ownership of Common Stock of IDT Telecom
Howard S. Jonas	4,764,039	(1)	67.3%	1,827,650	(2)	11.7%	75.7%	157,500	(12)	100%
520 Broad Street Newark, NJ 07102
Dimensional Fund Advisors, Inc.	279,949	(3)	7.4%	918,405	(3)	5.9%	2.4%	—		—
1299 Ocean Avenue Santa Monica, CA 90401
Kahn Brothers & Co., Inc.	726,805	(4)	19.1%	38,160	(4)	*	4.8%	—		—
555 Madison Avenue 22nd Floor New York, NY 10022
Raging Capital Management, LLC	—		—	921,590	(5)	5.9%	*	—		—
254 Witherspoon Street Princeton, NJ 08542
Renaissance Technologies Corp.	114,532	(4)	3.0%	1,130,465	(4)	7.2%	1.5%	—		—
800 Third Avenue 33rd Floor New York, NY 10022
James A. Courter	—		—	769,974	(6)	4.9%	*	702	(13)	*
Bill Pereira	—		—	12,458	(7)	*	*	—		—
Lawrence E. Bathgate, II	—		—	—		—	—	—		—
Eric F. Cosentino	—		—	3,910	(8)	*	*	—		—
James R. Mellor	—		—	27,290	(9)	*	*	—		—
Judah Schorr	—		—	13,958	(10)	*	*	—		—
All directors, Named Executive Officers and other executive officers as a group (12 persons)	4,769,044		67.3%	2,963,123	(11)	18.6%	76.3%	158,529	(14)	99.6%

*	Less than 1%.
d	Voting power represents combined voting power of Common Stock (one vote per share), Class A Common Stock (three votes per share) and Class B Common Stock (one-tenth of one vote per share). Excludes stock options.

(1)	Consists of an aggregate of 3,272,326 shares of Class A Common Stock and 1,491,713 shares of Common Stock, consisting of (i) 1,415,774 shares of Class A Common Stock held by Mr. Jonas directly, (ii) 6,523 shares of Class A Common Stock held by the Jonas Family Limited Partnership, (iii) 510,030 shares of Class A Common Stock held by Howard S. Jonas 2009 Annuity Trust I, (iv) 1,339,999 shares of Class A Common Stock held by Howard S. Jonas 2009 Annuity Trust II, (v) 275,047 shares of Common Stock beneficially owned by the Jonas Foundation, (vi) 333,333 shares of Common Stock beneficially owned by the Howard S. and Deborah Jonas Foundation, Inc. and (vii) 883,333 shares of restricted Common Stock held by Mr. Jonas directly. Mr. Jonas is the General Partner of the Jonas Family Limited Partnership and, with his wife Deborah Jonas, is the co-trustee of each of The Jonas Foundation, the Howard S. and Deborah Jonas Foundation, the Howard S. Jonas 2009 Annuity Trust I and the Howard S. Jonas 2009 Annuity Trust II.
(2)	Consists of (i) 333,791 shares of Class B Common Stock held by Mr. Jonas directly, (ii) 300,000 shares of Class B Common Stock beneficially owned by the Howard S. and Deborah Jonas Foundation, Inc., (iii) 6,523 shares of Class B Common Stock beneficially owned by the Jonas Family Limited Partnership, (iv) an aggregate of 9,336 shares of Class B Common Stock beneficially owned by custodial accounts for the benefit of the children of Mr. Jonas (of which Mr. Jonas is the custodian) and directly by a child of Mr. Jonas, (v) 1,176,427 shares of restricted Class B Common Stock held by Mr. Jonas directly and (vi) 1,573 shares of Class B Common Stock held by Mr. Jonas in his 401(k) plan as of September 30, 2009. Does not include an aggregate of 1,045,089 shares of Class B Common Stock beneficially owned by trusts for the benefit of the children of Mr. Jonas, as Mr. Jonas does not exercise or share investment control of these shares.
(3)	According to Schedule 13F calculating the number of shares as of September 30, 2009.
(4)	According to Schedule 13F calculating the number of shares as of June 30, 2009.
(5)	According to Schedule 13G calculating the number of shares as of September 1, 2009.
(6)	Consists of (a) 86,666 shares of Class B Common Stock held by Mr. Courter directly, (b) 681,667 restricted shares of Class B Common Stock held by Mr. Courter directly, 671,308 of which are vested, and (c) 1,641 shares of Class B Common Stock held by Mr. Courter in his 401(k) Plan as of September 30, 2009.
(7)	Consists of (a) 455 restricted shares of Class B Common Stock held by Mr. Pereira directly, (b) 1,116 shares of Class B Common Stock held by Mr. Pereira in his 401(k) Plan as of September 30, 2009 (c) 666 shares of Class B Common Stock purchased by Mr. Pereira pursuant to the Company’s Employee Stock Purchase Plan and (d) 10,221 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(8)	Consists of shares of Class B Common Stock held by Mr. Cosentino directly.
(9)	Consists of (a) 13,958 shares of Class B Common Stock held by Mr. Mellor directly and (b) 13,332 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.
(10)	Consists of shares of Class B Common Stock held by Mr. Schorr directly.
(11)	Includes 264,462 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(12)	Consists of 157,500 shares of Common Stock of IDT Telecom, Inc. held by the Company, which may be deemed beneficially owned by Mr. Jonas by virtue of his voting control of the Company. Mr. Jonas disclaims beneficial ownership of these shares.
(13)	Consists of 702 shares of Common Stock of IDT Telecom, Inc. issuable upon the exercise of stock options exercisable within 60 days.
(14)	Consists of the shares and options set forth above with respect to the executive officers and directors named in the table above and 327 shares of Common Stock of IDT Telecom issuable upon the exercise of stock options exercisable within 60 days by certain executive officers not named in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent or more of a registered class of the Company’s equity securities are required to file reports of ownership and changes in ownership, on a timely basis, with the SEC and the New York Stock Exchange. Based on material provided to the Company, the Company believes that all such required reports were filed on a timely basis in Fiscal 2009, except that a Form 4 was not filed on a timely basis by each of Joyce J. Mason, an executive officer of the Company (with respect to a purchase of Class B common stock through the Company’s Employee Stock Purchase Plan), Bill Pereira, an executive officer of the Company (with respect to a purchase of Class B common stock through the Company’s Employee Stock Purchase Plan) and Howard Jonas, an executive officer, director and 5% holder (with respect to the grant of restricted Common Stock and restricted Class B Common stock).

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—Fiscal 2009

The table below summarizes the total compensation paid or awarded for Fiscal 2009 and Fiscal 2008, if applicable, to each of former Chief Executive Officer and the two other highest paid executive officers of the Company (the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
James A. Courter	2009	$391,819	(4)	$—	$726,464	$67,401	$340,338	(5)	$1,526,022
Vice Chairman of the Board of Directors and Former Chief Executive Officer(3)	2008	$856,000		$372,000	$259,669	$171,170	$30,642	(6)	$1,689,481

Howard S. Jonas	2009	$345,740	(8)	$925,000	$480,587	$—	$3,217	(9)	$1,754,544
Chief Executive Officer and Chairman of the Board(7)	2008	$586,038		$502,934	$—	$—	$8,175	(10)	$1,097,147

Bill Pereira Chief Financial Officer and Treasurer(11)	2009	$396,537		$500,000	$—	$12,221	$1,725	(12)	$910,483

(1)	The Company provides competitive base salaries to its executives. Prior to March 13, 2008, bonuses were paid quarterly, and an annual portion was paid as well. In Fiscal 2008 and Fiscal 2009, Named Executive Officers were awarded bonuses for their increased responsibility and workload as a result of management changes, their efforts with respect to the Company’s turn-around plan and satisfaction with their job performance. The Company does not target any specific proportion of total compensation in setting base salary and bonus compensation.
(2)	The amounts shown in these columns reflect the dollar amounts recognized by the Company for stock option and restricted stock awards for financial statement reporting purposes in accordance with FAS 123R. In valuing such awards, the Company made certain assumptions. For a discussion of those assumptions, please see Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the Fiscal Year ended July 31, 2009.
(3)	Mr. Courter served as Chief Executive Officer until October 21, 2009. See discussion below regarding Mr. Courter’s Employment Agreement.
(4)	Consists of cash compensation from August 1, 2008 through December 31, 2008 pursuant to Mr. Courter’s employment agreement which sets forth an annual base salary of $856,000. Mr. Courter’s salary from January 1, 2009 to July 31, 2009 was paid in the form of shares of restricted Class B Common Stock, as described in the discussion below regarding Mr. Courter’s Employment Agreement and reflected in the Stock Awards column above. Mr. Courter did not receive any compensation for his role as a director of the Company.
(5)	Represents $5,059 paid for life insurance premiums, $13,493 of earnings distributed to Mr. Courter under the Company’s Key Employee Share Option Plan (“KESOP”), $320,061 of proceeds from the exercise of options under the KESOP and a $1,725 matching contribution to Mr. Courter’s Company stock account established under the IDT Corporation 401(k) plan and invested in IDT’s stock.
(6)	Represents $4,603 paid for life insurance premiums, $19,289 of earnings distributed to Mr. Courter under the Company’s KESOP, and a $6,750 matching contribution to Mr. Courter’s Company stock account established under the IDT Corporation 401(k) plan and invested in IDT’s stock.
(7)	Mr. Jonas has served as Chief Executive Officer since October 22, 2009. See discussion below regarding Mr. Jonas’ Employment Agreement.
(8)

Consists of cash compensation from August 1, 2008 through December 31, 2008 pursuant to Mr. Jonas’ employment agreement which set forth an annual base salary of $856,000 through October 31, 2008 and an annual base salary of $750,000 from November 1, 2008 through December 31, 2008. Mr. Jonas’ salary from January 1, 2009 to July 31, 2009 was paid in the form of restricted Common Stock and restricted Class B Common Stock, as described in the discussion below regarding Mr. Jonas’ Employment Agreement and reflected in the Stock Awards column above. Mr. Jonas did not receive compensation for his role as a director of the Company.

(9)	Represents $1,492 paid for life insurance premiums, and a $1,725 matching contribution to Mr. Jonas’ Company stock account established under the IDT Corporation 401(k) plan and invested in IDT’s stock.
(10)	Represents $1,425 paid for life insurance premiums, and a $6,750 matching contribution to Mr. Jonas’ Company stock account established under the IDT Corporation 401(k) plan and invested in IDT’s stock.
(11)	Mr. Pereira currently serves as the Chief Financial Officer and Treasurer of the Company and has done so since January 2, 2009. See discussion below regarding Mr. Pereira’s Employment Agreement.
(12)	Represents a $1,725 matching contribution to Mr. Pereira’s Company stock account established under the IDT Corporation 401(k) plan and invested in IDT Class B Common Stock.

Employment Agreements

Each of the Named Executive Officers previously entered into employment agreements with the Company that were in effect on July 31, 2009. The following is a description of the material terms of the compensation provided pursuant to the employment agreements.

James A Courter: Mr. Courter’s employment agreement (the “Courter Employment Agreement”) was originally entered into effective April 1, 1999 and was effective until October 21, 2009. The agreement was amended six times and was automatically extendable for additional one-year periods unless the Company or Mr. Courter notified the other within ninety days of the end of the term that the Courter Employment Agreement would not be extended. The Company notified Mr. Courter on July 22, 2009 that the agreement would not be extended. Among other things, the agreement provided that Mr. Courter would serve as Chief Executive Officer of the Company. The Courter Employment Agreement was amended on March 13, 2007 to provide a minimum annual base salary of $856,000, to be increased from time to time to match the base salary of the highest paid employee of the Company or of any entity controlled by the Company, during the term of the agreement. The Courter Employment Agreement was further amended effective November 5, 2008 to provide that Mr. Courter would be paid 356,302 shares of restricted Class B Common Stock in lieu of a cash base salary from January 1, 2009 through October 21, 2009. Under the Courter Employment Agreement, Mr. Courter was provided with a leased automobile and with life and disability insurance, and was required to receive benefits commensurate with those provided to other senior executive officers of the Company.

In addition, under the terms of the Courter Employment Agreement, Mr. Courter was granted options to purchase 300,000 shares of Class B Common Stock that vested over a three-year period. Pursuant to an October 2001 amendment to the Courter Employment Agreement, Mr. Courter was granted options to purchase an additional 1,000,000 shares of Class B Common Stock which vested over a five-year period. On September 17, 2009, the Compensation Committee of the Board approved an arrangement between the Company and Mr. Courter that was effective upon Mr. Courter’s retirement from the CEO position on October 21, 2009. Mr. Courter remains as the Vice Chairman of the Company and as a Vice Chairman of Genie Energy Corporation and is paid $250,000 in cash per annum. Mr. Courter surrendered his 943,268 outstanding options to purchase shares of Class B Common Stock of the Company and received 281,411 shares of IDT’s Class B Common Stock. For a period of five years from the grant date, and subject to certain conditions, 225,129 of these shares are convertible, at the option of Mr. Courter, into the number of shares of Genie Energy Corporation equal to 1% of the outstanding equity of Genie Energy Corporation at the time of conversion. In addition, Mr. Courter and the Company are negotiating the terms of a definitive agreement which may include additional compensation.

Howard S. Jonas: Mr. Jonas’ employment agreement (the “Jonas Employment Agreement”) that was in effect until October 30, 2008, was entered into effective April 1, 2002 and was amended two times. The Jonas Employment Agreement had a term through April 1, 2012. The Jonas Employment Agreement was amended on

March 13, 2008 to provide a minimum annual base salary of $856,000 (but, through October 30, 2008, Mr. Jonas accepted only $750,000 per annum), which may not be decreased, but must be increased from time to time to match the base salary of the highest paid employee of the Company or of any entity controlled by the Company, during the term of the agreement.

On October 31, 2008, the Company and Mr. Jonas entered into an Amended and Restated Employment Agreement (the “Revised Jonas Agreement”), pursuant to which Mr. Jonas received a base salary of $750,000 through December 31, 2008, as well as 883,333 restricted shares of Common Stock and 1,197,427 restricted shares of Class B Common Stock in lieu of a cash base salary from January 1, 2009 through December 31, 2013, the end of the term (collectively, the “Compensation Shares”). Among other things, the Revised Jonas Agreement provides that Mr. Jonas will serve as Chairman of the Board of Directors of the Company and, upon the retirement of Mr. Courter, the Chief Executive Officer of the Company. The Revised Jonas Agreement is automatically extendable for additional one-year periods unless the Company or Mr. Jonas notifies the other within ninety days of the end of the term that the agreement will not be extended. On October 22, 2009, Mr. Jonas became the Chief Executive Officer of the Company.

Under the terms of the of the Revised Jonas Agreement, in the event of Mr. Jonas’ death, the Company shall pay Mr. Jonas’ estate a lump sum payment equal to twelve (12) months of Mr. Jonas’ base salary (at the rate in effect on the date of his death). In addition, upon Mr. Jonas’ death or disability, as defined in the Revised Jonas Agreement, Mr. Jonas or his estate shall receive all remaining Compensation Shares and any unvested Compensation Shares shall vest. If Mr. Jonas is terminated without “cause” or voluntarily terminates his employment with “good reason” as defined in the Revised Jonas Agreement, (i) he is entitled to a lump sum payment equal to twelve (12) months of Mr. Jonas’ base salary (at the rate in effect on the date of termination), (ii) he shall receive any remaining Compensation Shares and (iii) any unvested Compensation Shares shall vest. Pursuant to the Revised Jonas Agreement, Mr. Jonas has agreed not to compete with the Company for a period of one year following the termination of his agreement (other than termination of his employment for “good reason” or by the Company other than for “cause”). In the event that there is a change of control as defined in the Revised Jonas Agreement, all restrictions and risk of forfeiture as to Compensation Shares that have been issued shall lapse and all stock grants shall accelerate.

Bill Pereira: On April 29, 2009, Mr. Pereira and the Company entered into an employment agreement (the “Pereira Employment Agreement”) pursuant to which Mr. Pereira is paid an annual base salary of $435,000 to serve as the Chief Financial Officer and Treasurer of the Company. Should Mr. Pereira be terminated without cause or should he resign for good reason, the Company shall pay to Mr. Pereira, among other things, a severance payment equal to the greater of $600,000 or his annual base salary (at the rate in effect on the date of termination) for the remainder of the term of the Pereira Employment Agreement, and all awards theretofore granted to the Mr. Pereira under the Company’s incentive plans shall immediately vest, subject to Mr. Pereira’s execution of the Company’s standard release agreement. The Pereira Employment Agreement has a three year term with an effective date of January 2, 2009 and will expire on January 1, 2012. The term shall automatically be renewed or extended for additional one-year periods unless, not later than ninety (90) days prior to any such expiration, the Company or Mr. Pereira shall have notified the other party in writing that such renewal extension shall not take effect. In the event that the Company provides such notice to not extend the term, Mr. Pereira shall be entitled to receive, among other things, a severance payment in the amount of $600,000 and all awards theretofore granted to the Mr. Pereira under the Company’s incentive plans shall immediately vest, subject to his execution and delivery of the Company’s standard release agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards made to each of the Named Executive Officers that are outstanding at the end of Fiscal 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)
James A. Courter	4,000	*	—		11.625	03/14/2016	366,661	(2)	$953,318
	121,781	*	—		6.5625	10/28/2016
	50,000	*	—		12.375	08/14/2017
	200,000	*	—		18.9375	02/28/2014
	33,333	*	—		31.3125	01/31/2010
	66,666	*	—		26.5545	04/04/2011
	333,333	*	—		27.03	10/21/2011
	33,333	*	—		43.35	09/05/2012
	33,333	*	—		44.85	01/02/2013
	11,111	*	—		38.85	07/21/2015
	37,584	*	18,792	*	33.99	04/22/2017

Howard S. Jonas	—		—		—	—	—		—

Bill Pereira	6,814		3,407	(3)	33.99	04/22/2017	—		—

*	These options to purchase shares of the Company’s Class B Common Stock were canceled by mutual agreement of Mr. Courter and the Company, as previously noted.
(1)	Market value is computed by multiplying the closing market price of our Class B Common Stock on July 31, 2009 ($2.60) by the number of shares of restricted Class B common stock that have not vested.
(2)	10,359 restricted shares of Class B Common Stock to vest on April 12, 2010 and 356,302 restricted shares of Class B Common Stock to vest on October 21, 2009.
(3)	Unexercised stock options vest on January 2, 2010.

PROPOSAL REQUIRING YOUR VOTE

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Second Restated Certificate of Incorporation, the authorized number of directors on the Board of Directors is between three and seventeen, with the actual number to be set, up to that limit, by the Board of Directors from time to time. The Board of Directors has set the number of directors on the Board of Directors at five. There are currently five directors on the Board of Directors. The current terms of all of the directors expire at the Annual Meeting. James Mellor will not stand for re-election. The remaining four directors are standing for election at the Annual Meeting.

The nominees to the Board of Directors are Lawrence E. Bathgate, II, Eric F. Cosentino, James A. Courter, Howard S. Jonas, and Judah Schorr, each of whom has consented to be named in this proxy statement and to serve if elected. Except Lawrence E. Bathgate, II, each of the nominees is currently serving as a director of the Company. Brief biographical information about the nominees for directors is furnished below.

Each of these director nominees is standing for election for a term of one year until the 2010 Annual Meeting, or until their successors are duly elected and qualified or until their earlier resignation or removal. A majority of the votes cast at the Annual Meeting shall elect each director. Stockholders may not vote for more than five persons, which is the number of nominees identified herein.

Lawrence E. Bathgate, II co-founded and has been a partner at Bathgate, Wegener & Wolf, P.C. in Lakewood, NJ since 1970. Mr. Bathgate has been recognized as one of the 100 most influential lawyers in America by the National Law Journal. Mr. Bathgate served as Parliamentarian of the New Jersey General Assembly from 1969 through 1970, with the distinction of being the youngest person ever to hold that position. Mr. Bathgate currently serves on the Board of M.D. Anderson Cancer Center in Houston, Texas and as a Council Member of The Woodrow Wilson Center in Washington, DC. Mr. Bathgate also serves as a member of the Board of Regents of Seton Hall University and is a member of the Executive Committee and the Board of Directors of the New Jersey Performing Arts Center. He is a member of the Board of Trustees of Liberty Science Center (Jersey City) and is a member of the Board of Trustees of the Newark Boys & Girls Clubs and of the Board of Directors of the Ocean County College Foundation. Mr. Bathgate also served as Republican National Finance Chairman from the end of 1987 until September 1992. In the past, Mr. Bathgate has served as a member of the Board of Directors of Allaire State Bank (then Community National Bank, and now Bank of New York) and served as a member of the Board of Directors of Atlantic State Bank (now TD North Bank). Mr. Bathgate was also a member of the Board of Directors of Carson, Inc. (NYSE) and has served on the boards of several private companies. Mr. Bathgate received a J.D. from Rutgers University School of Law in 1964 and a B.S. from Villanova University in 1961. Mr. Bathgate also received an Honorary Doctor of Laws Degree from Monmouth College.

Eric F. Cosentino has been a director of the Company since February 2007. Rev. Cosentino served on IDT Entertainment’s Board of Directors until it was sold to Liberty Media in 2006. Rev. Cosentino has been the Rector of the Episcopal Church of the Divine Love in Montrose, New York, since 1987. He began his ordained ministry in 1984 as curate (assistant) at St. Elizabeth’s Episcopal Church in Ridgewood, Bergen County, New Jersey. He has also served on the Board of Directors of the Evangelical Fellowship Anglican Communion of New York. Rev. Cosentino has published articles and book reviews for The Episcopal New Yorker, Care & Community, and Evangelical Journal. Rev. Cosentino received a B.A. from Queens College and a M.Div. from General Theological Seminary, New York.

James A. Courter joined the Company in October 1996 and served as President of the Company from October 1996 until July 2001. Mr. Courter has been a director of the Company since March 1996 and has been Vice Chairman of the Board of Directors of the Company since March 1999. From August 2001 to October 2009,

Mr. Courter served as the Chief Executive Officer of the Company. Mr. Courter has served as Co-Vice Chairman of the board of directors of Genie Energy Corporation since September 2009. In addition, from December 1999 to October 2009, Mr. Courter served as a director of IDT Telecom and as a director of Net2Phone, and served as a director of IDT Capital from September 2004 to October 2009. Mr. Courter served as the Vice Chairman of IDT Entertainment from November 2003 to August 2006. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President’s Defense Base Closure and Realignment Commission. Mr. Courter also serves as a director of The Berkeley School. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Howard S. Jonas founded IDT in August 1990, and has served as Chairman of the Board of Directors since its inception. Mr. Jonas has served as Chief Executive Officer of the Company since October 2009 and from December 1991 until July 2001. Mr. Jonas served as President of the Company from December 1991 through September 1996, and as Treasurer of the Company from inception through 2002. Mr. Jonas has served as the Chairman of the Board of CTM Media Holdings, Inc. since August 2009 and as the Co-Vice Chairman of Genie Energy Corporation since September 2009. Mr. Jonas has also served as the Vice Chairman of the Board of Directors of IDT Telecom from December 1999 to April 2008, as Co-Chairman since April 2008, and as a director of IDT Capital since September 2004. Mr. Jonas served as Co-Chairman of the Board of Directors of IDT Entertainment from November 2004 until August 2006. Since August 2006, Mr. Jonas has been a director of Starz Media Holdings, LLC, Starz Media, LLC and Starz Foreign Holdings, LLC, each of which is a subsidiary of Liberty Media Corporation. In addition, Mr. Jonas has been a director of IDT Energy since June 2007 and a director of American Shale Oil Corporation since January 2008. Mr. Jonas is also the founder and has been President of Jonas Media Group since its inception in 1979. Mr. Jonas was the Chairman of the Board of Directors of Net2Phone from October 2001 to October 2004, the Vice Chairman of the Board of Directors of Net2Phone from October 2004 to June 2006, and has served as the Chairman of Net2Phone since June 2006. Mr. Jonas received a B.A. in Economics from Harvard University.

Judah Schorr has been a director of the Company since December 2006. Mr. Schorr founded Judah Schorr MD PC in 1994, an anesthesia provider to hospitals, ambulatory surgery centers and medical offices, and has been its President and owner since its inception, as well as the President of its subsidiary, Tutto Anesthesia. Dr. Schorr is the Director of Anesthesia Services at Bergen Regional Medical Center, the largest hospital in the state of New Jersey, and the Managing Partner of Chavrusa Realty Corp., a commercial real-estate company in Long Island, New York. Dr. Schorr received his B.S. in Psychology from Brooklyn College and his M.D. from the University of Trieste Faculty of Medicine and Surgery in Italy.

The Board of Directors has no reason to believe that any of the persons named above will be unable or unwilling to serve as a director, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors, Director Nominees and Executive Officers

The directors, director nominees and executive officers of the Company are as follows:

Name	Age	Position
Howard S. Jonas	53	Chief Executive Officer, Chairman of the Board of Directors and Director Nominee
Bill Pereira	44	Chief Financial Officer and Treasurer
Ira A. Greenstein	49	President
Mitch Silberman	41	Chief Accounting Officer and Controller
Joyce J. Mason	50	Executive Vice President, General Counsel and Corporate Secretary
Douglas W. Mauro	67	Chief Tax Officer
Liore Alroy	41	Executive Vice President
Claude Pupkin	47	Executive Vice President
James A. Courter	68	Vice Chairman of the Board of Directors, Director and Director Nominee
Lawrence Bathgate	70	Director Nominee
Eric F. Cosentino	52	Director and Director Nominee
James R. Mellor	79	Director
Judah Schorr	57	Director and Director Nominee

Set forth below is biographical information with respect to the Company’s current executive officers, except Howard S. Jonas, whose information is set forth above:

Bill Pereira has served as Chief Financial Officer and Treasurer of the Company since January 2009. Previously, he served as Executive Vice President of Finance for the Company from January 2008 to January 2009. Mr. Pereira initially joined the Company in December 2001 when the Company bought Horizon Global Trading, a financial software firm where he was a managing partner. In February 2002, Mr. Pereira joined Winstar Communications, a subsidiary of the Company, as a Senior Vice President of Finance. Mr. Pereira was promoted to CFO of Winstar Communications, a position he held until 2006 when he was named a Senior Vice President of the Company responsible for financial reporting, budgeting and planning. Prior to joining the Company, Mr. Pereira worked for a number of companies in the financial sector, including Prudential Financial, SBC Warburg and UBS. Mr. Pereira received a M.B.A. from the New York University Stern School of Business and a B.S. from Rutgers University.

Ira A. Greenstein joined the Company in January 2000 and served as Counsel to the Chairman until July 2001. Since August 2001, Mr. Greenstein has served as the President of the Company. He also was a Director from December 2003 until December 2006. Prior to joining the Company, Mr. Greenstein was a partner in the law firm of Morrison & Foerster LLP from February 1997 to November 1999, where he served as the Chairman of that firm’s New York Office’s Business Department. Concurrently, Mr. Greenstein was General Counsel and Secretary of Net2Phone from January 1999 to November 1999. Prior to 1997, Mr. Greenstein was an associate in the New York and Toronto offices of the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Greenstein also served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission. Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX:DMC), Ohr Pharmaceuticals, Inc., NanoVibronix, Inc. and Regal Bank of New Jersey. Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School.

Mitch Silberman has served as the Company’s Chief Accounting Officer and Controller since June 2006. Mr. Silberman joined the Company in October 2002 and held various positions, including Director of Financial Reporting and Assistant Controller, until June 2006. Prior to joining the Company, Mr. Silberman was a senior manager at KPMG LLP. Mr. Silberman, a Certified Public Accountant, received a B.S. in Accounting from Brooklyn College.

Joyce J. Mason has served as an Executive Vice President of the Company since December 1998 and as General Counsel and Corporate Secretary of the Company since its inception. Ms. Mason also served as a director of the Company since its inception until December 2006. In addition, Ms. Mason served as a director of IDT Telecom from December 1999 until May 2001 and as a director of Net2Phone from October 2001 until October 2004. Prior to joining the Company, Ms. Mason had been in private legal practice. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School.

Douglas W. Mauro has been Chief Tax Officer of the Company since March 2005. He joined the Company in 1999 and is responsible for all tax matters for the Company. Mr. Mauro has over 25 years experience in corporate taxation. Mr. Mauro’s prior experience includes serving as Vice President, Tax for ICN Pharmaceuticals in Costa Mesa, California and extensive experience in international taxes at various pharmaceutical companies where he served as the top tax officer. Mr. Mauro received a B.B.A. in Accounting from Hofstra University and an M.B.A. in Tax from New York University Stern School of Business.

Liore Alroy has served as an Executive Vice President of the Company since December 2007. Mr. Alroy has also served as the Chief Executive Officer, President and Co-Chairman of IDT Telecom since April 2008. Since October 2004, he has served as the Chief Executive Officer and a Director of Net2Phone, which was an affiliate of the Company that was fully acquired by the Company in March 2006. Mr. Alroy joined the Company in 2001 and has since served in various capacities with the Company and its affiliates, including as a Senior Vice President for Strategic Initiatives. He is a graduate of Cornell University and Columbia Law School.

Claude Pupkin has served as an Executive Vice President of the Company since December 2008. Mr. Pupkin leads the Company’s Oil Shale and Alternative Energy initiatives and has served as Chief Financial Officer of Genie Energy Corporation since September 2009. Mr. Pupkin joined the Company in early 2003 and has held several positions with the Company and its affiliates. Previously, Mr. Pupkin served as Senior Vice President of Corporate Development. Before joining the parent company, Mr. Pupkin was the Executive Vice President of Finance and Corporate Development for Net2Phone, which was a publicly-traded affiliate of the Company that was fully acquired by the Company in March 2006. Prior to joining the Company, Mr. Pupkin’s career included more than 17 years of finance and investment banking experience. Immediately prior to joining IDT, Mr. Pupkin led JP Morgan Chase’s Latin America Telecommunications, Media and Technology Investment Banking business. He also worked for several years as an investment banker at Morgan Stanley & Co. and Citibank. He began his professional career as a CPA with Ernst & Whinney. Mr. Pupkin holds an MBA from The Wharton School of the University of Pennsylvania, an MA in International Studies from the University of Pennsylvania and a Bachelors Degree in Accounting from the University of Maryland.

Relationships among Directors or Executive Officers

Mr. Howard S. Jonas and Ms. Joyce J. Mason are brother and sister. There are no other familial relationships among any of the directors or executive officers of the Company.

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

Grant Thornton LLP is the Company’s independent registered public accounting firm and has served the Company as its independent registered public accounting firm since March 26, 2008. The Audit Committee intends to invite Grant Thornton LLP and other independent registered public accounting firms to be considered for the engagement to serve as the Company’s independent registered public accounting firm for the remainder of fiscal 2010. The Company therefore is not asking stockholders to ratify at the Annual Meeting the appointment of Grant Thornton LLP or any other firm as the Company’s independent registered public accounting firm for the Fiscal Year ending July 31, 2010.

Ernst & Young LLP served as the Company’s independent registered public accounting firm from 1993 to March 24, 2008. On March 24, 2008, the Audit Committee of the Board of Directors dismissed Ernst & Young and, on March 26, 2008, appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the remainder of Fiscal 2008. On September 15, 2008, the Audit Committee of the Board of Directors appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for Fiscal 2009. On December 17, 2008, the stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for Fiscal 2009.

The audit reports of Ernst & Young on the Company’s consolidated financial statements as of and for the years ended July 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Ernst & Young’s report on the Company’s consolidated financial statements for Fiscal Year 2006 included an explanatory paragraph regarding the change in the Company’s accounting for stock-based compensation required by SFAS No. 123R, “Share-Based Payment.” During the Fiscal Years ended July 31, 2007 and 2006 and through March 24, 2008, the date of the Audit Committee action, there were (1) no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods, and (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Ernst & Young with a copy of the above disclosures and requested that Ernst & Young furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of the letter from Ernst & Young was filed as Exhibit 16.1 to the Company’s Form 8-K filed on March 27, 2008.

During Fiscal 2007 and Fiscal 2008 and through March 26, 2008, the date of Grant Thornton’s appointment by the Audit Committee, the Company did not consult with Grant Thornton regarding either (1) the application of accounting principles to any specific completed or proposed transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements or (3) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (v) of Regulation S-K.

We expect that representatives for Grant Thornton will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as they may desire.

Audit and Non-Audit Fees

The following table presents fees billed for professional services rendered by Grant Thornton LLP for the Fiscal Year ended July 31, 2009 and the period from March 26, 2008 to July 31, 2008:

Fiscal Year Ended July 31	2009	2008
Audit Fees(1)	$1,395,252	$2,300,854
Audit Related Fees(2)	25,691	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,420,943	$2,300,854

(1)	Audit Fees consist of fees for the audit of the Company’s financial statements, as well as fees for the audits of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting.
(2)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

The following table presents fees billed for professional services rendered by Ernst & Young LLP from August 1, 2007 to March 24, 2008:

Fiscal Year Ended July 31	2008
Audit Fees(1)	$988,235
Audit Related Fees(2)	44,000
Tax Fees(3)	—
All Other Fees(4)	1,500

Total	$1,033,735

(1)	Audit Fees consist of fees for the audit of the Company’s financial statements, as well as fees for the audits of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting. Also included in this category are fees for accounting consultations related to the Company’s financial statements and services associated with registration statements filed with the SEC.
(2)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. It also includes fees for due diligence services related to mergers, acquisitions, and investments, and other audit related services.
(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning (domestic and international).
(4)	Consists of fees for use of Ernst & Young online.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, and all such services were approved by the Audit Committee in Fiscal 2008 and Fiscal 2009.

The Audit Committee assesses requests for services by the independent registered public accounting firm using several factors. The Audit Committee will consider whether such services are consistent with the PCAOB’s and SEC’s rules on auditor independence. In addition, the Audit Committee will determine whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service based upon the members’ familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which can be found on the Company’s website at www.idt.net. The Committee reviews the charter on an annual basis. The Board of Directors annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard. The Board of Directors has also determined that James R. Mellor qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for Fiscal 2009, Grant Thornton LLP, is responsible for performing the independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the Fiscal Year ended July 31, 2009, as well as the effectiveness of the Company’s internal controls over financial reporting as of July 31, 2009, and has discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards Board Standard No. 114, as amended, “The Auditor’s Communication with Those Charged With Governance.” In addition, Grant Thornton LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2009, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James R. Mellor, Chairman
Eric Cosentino
Judah Schorr

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Act, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the SEC under the Act or under the Exchange Act.

OTHER INFORMATION

Submission of Proposals for the 2010 Meeting of Stockholders

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials in connection with the 2010 annual meeting of stockholders must submit such proposals in writing to the General Counsel and Corporate Secretary of the Company at 520 Broad Street, Newark, New Jersey 07102, which proposals must be received at such address no later than July 20, 2010. In addition, any stockholder proposal submitted with respect to the Company’s 2010 Annual Meeting of Stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s General Counsel and Corporate Secretary after October 4, 2010.

Availability of Annual Report on Form 10-K

Additional copies of the Company’s Annual Report on form 10-K may be obtained by contacting Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102, or may be requested through the Investor Relations section of our website: http://www.idt.net/about/ir/overview.asp under the Request Info tab.

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies granted will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

November 16, 2009

Joyce Mason Executive Vice President, General Counsel and Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

IDT CORPORATION

December 17, 2009

Important Notice Regarding the Availability of Proxy Materials for the IDT Corporation

Stockholders Meeting to be Held on December 17, 2009:

The Notice of Annual Meeting and Proxy Statement and Proxy Statement and the 2009 Annual Report are available at:

http://www.idt.net/about/ir/overview.asp

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors: NOMINEES:
Lawrence E. Bathgate, II	☐	☐	☐
Eric F. Cosentino	☐	☐	☐
James A. Courter	☐	☐	☐
Howard S. Jonas	☐	☐	☐
Judah Schorr	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date: , 2009	Signature of Stockholder	Date: , 2009

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution

If you would like to receive future IDT CORPORATION proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

IDT CORPORATION

520 Broad Street, Newark, New Jersey 07102

(973) 438-1000

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 17, 2009

The undersigned appoints Howard S. Jonas and Joyce J. Mason, or either one of them, as the proxy of the undersigned with full power of substitution to attend and vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of IDT Corporation to be held at the Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029 on December 17, 2009 at 10:30 a.m., and any adjournment or postponement of the Annual Meeting, according to the number of votes the undersigned would be entitled to cast if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all other business that may come before the Annual Meeting, except as otherwise indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

IDT CORPORATION

December 17, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN

1. Election of Directors: NOMINEES:

Lawrence E. Bathgate, II	☐	☐	☐

Eric F. Cosentino	☐	☐	☐

James A. Courter	☐	☐	☐

Howard S. Jonas	☐	☐	☐

Judah Schorr	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date: , 2009	Signature of Stockholder	Date: , 2009

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.